Exhibit 10.5(b)

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

WHEREAS, Harbor Point Limited, an exempted limited liability company organized under the laws of Bermuda (the “Company”), and John Berger (“Executive”) are parties to that certain Employment Agreement dated as of December 2, 2005 (the “Agreement”);

WHEREAS, it is now desirable to amend the Agreement to conform to the requirements of section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, the parties agree that the Agreement be amended in the following particulars, all effective as of December 31, 2008:

1. By adding the following at the end of Section 3(e) of the Agreement:

“To the extent that any such reimbursements are taxable to Executive, such reimbursements shall be paid to Executive only if (i) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (ii) the expenses are incurred during the Employment Period. With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.”

2. By substituting the following for Section 4(d) of the Agreement:

“(d) Termination by Executive for Good Reason. Executive may terminate his employment with the Company for ‘Good Reason’ (as defined below). Executive’s termination of employment shall be considered to be for ‘Good Reason’ only if, (i) within 90 days following the occurrence of a Good Reason Event (as defined below), Executive provides written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, (ii) the Company does not cure such circumstances within 30 days following such notice, and (iii) Executive terminates employment no later than the date specified in Section 4(f). For purposes of this Agreement, a ‘Good Reason Event’ shall mean any of the following which occurs without Executive’s consent: (A) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties provided for in Section 2(b), (B) a material reduction in the rate of Executive’s Base Salary or (C) a material breach by the Company of this Agreement.”

3. By substituting the following for Section 4(e) of the Agreement:

“(e) Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 4(a), 4(b) or 4(c), or by Executive pursuant to Section 4(d) or otherwise shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 4 under which such termination is being effected.

4. By substituting the following for clauses 4(f)(ii) and (iii) of the Agreement:

“(ii) if Executive’s employment is terminated by the Company or by Executive other than for Good Reason, the latest of (A) the date on which Notice of Termination is given as contemplated by Section 4(e), (B) the date of termination specified in such notice and (C) the date of any applicable cure period ends (if such matter is not cured within such period) or (iii) if Executive’s employment is terminated by Executive for Good Reason, the later of (A) the date specified in the Notice of Termination (which date shall be no later than 30 days after the expiration of the cure period), and (B) the date the cure period ends (if the Good Reason Event is not cured within such period).”

5. By renumbering clauses 4(g)(i) (i), (ii) and (iii), respectively, as clauses 4(g)(i) (A), (B) and (C), respectively, of the Agreement; and by adding the following as the last sentence of clause 4(g)(i):

“Payments under clauses (A) and (B) shall be paid within 30 days following Executive’s termination of employment.”

6. By substituting the following for clause 4(g)(ii) of the Agreement:

“(ii) In the event of a termination of Executive’s employment by the Company Without Cause or a termination by Executive of his employment for Good Reason, in either such case during the Employment Period (any such termination, a ‘Qualifying Termination’), the Company shall pay to Executive (or, following his death, to Executive’s estate, beneficiaries or legal representative), as liquidated damages in respect of claims based on provision of this Agreement, his Base Salary at the rate in effect hereunder immediately prior to the Qualifying Termination, which amount shall be payable in installments on the Company’s regular payroll dates for the Severance Period (as defined below) commencing with the first payroll period following the 30th day following the Qualifying Termination (the ‘Severance Payments’); provided, that no Severance Payments shall be made to Executive under this Agreement unless, as of the 30th day following the Qualifying Termination, the Release Requirements (as defined below) are satisfied. If and to the extent the Severance Payments are not subject to section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), the Company may, within two and one-half months after such Qualifying Termination and after the Release Requirements are satisfied, pay to Executive, in a single lump sum and in satisfaction of the Company’s obligations under this Section 4(g)(ii), an amount equal to the present discounted value (calculated suing a discount rate equal to the applicable Federal rate (as defined in section 1274(d) of the Code) of the installments of the Severance Payments then remaining to be paid to Executive pursuant to this Section 4(g)(ii). The ‘Release Requirements’ will be satisfied only if Executive executes a general release of all claims in form and substance satisfactory to the Company, the revocation period required by applicable law has expired without Executive’s revocation of the release and the release has become effective.

7. By adding the following as the last sentence of clause 4(g)(v) of the Agreement:

“With respect to any amounts that are subject to section 409A of the Code, the foregoing provision shall be interpreted and administered in accordance with section 409A of the Code and shall not result in an offset or substitution of any amount in violation of section 409A of the Code.”

8. By deleting the words “in the case of any other termination of employment” from the first sentence of Section 5(b) of the Agreement and by deleting the requirement to send copies of notices or other communications to the parties listed below clause (ii) of Section 8(h) of the Agreement.

9. By adding the following as new Section 9 of the Agreement immediately after Section 8 thereof:

“9 Special Section 409A Rules

Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s termination of employment (or other separation from service or termination of employment):

(a) and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following Executive’s separation from service; and

(b) the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.”

IN WITNESS WHEREOF, the Company has duly executed this Amendment by its authorized representative, and Executive has hereunto set his hand, in each case effective as of December 31, 2008.

HARBOR POINT LIMITED

By:	/s/ Andrew Cook
Andrew Cook
Chief Financial Officer

EXECUTIVE

/s/ John R. Berger
JOHN R. BERGER

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